SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 2, 2004
(Date of Earliest Event Reported)

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25223	88-0326480
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (281) 334-9479

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

American International Industries, Inc., Kemah, TX (the "Company") has appointed to its board of directors Mr. M. Truman Arnold. Mr. Arnold shall serve the board as an Advisory Director. The Company also appointed Mr. Robert W. Derrick Jr., president of the Company's majority owned subsidiary, Delta Seaboard Well Service, Inc. ("Delta"), to the Company's board of directors.

Mr. Arnold has served as vice president of administrative services for The Coastal Corporation, a major multinational oil and gas company, from 1995 through January 2001, and served as an executive officer to Mr. Oscar S. Wyatt, Jr. for many years. Mr. Arnold brings to the Company and its board of directors over 40 years experience in the oil and gas industries.

Mr. Robert Derrick, Jr., who was appointed to the board of directors, has served as Delta's president since September 2002 and was Delta's vice president from December 1989 until September 2002. Delta has been in the oil and gas business for more than 35 years, engaged in the sale of oil field pipe, tubular, well-completion work and provides work-over services for existing oil and gas wells. Delta is also expanding into exploration.

The addition of Mr. Arnold and Derrick to the Company is part of the Company's planned expansion of its operations in the oil and gas field.

The Company's board of directors has determined to proceed with the application to list the Company's common stock on the American Stock Exchange. The Company believes that as a result of the acquisition of Delta it satisfies the listing requirements of the American Stock Exchange.

ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS AND EXECUTIVE OFFICERS.

At a meeting of the Company's board of directors on February 19, 2004, the Company appointed Mr. Herbert Shapiro, Jr. as president of the Company's real estate subsidiary, T. R. E. Enterprises, Inc. Upon his appointment as an officer, Mr. Shapiro resigned as a member of the board of directors. There have been no disagreements between Mr. Shapiro and the Company on any matter relating to the Company's operations, policies or practices. Mr. Shapiro has furnished the Company with a letter of resignation which is attached as Exhibit 17.1 to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Industries, Inc.
By: /s/ Daniel Dror, CEO, President and Chairman

Date: March 11, 2004